EXHIBIT 99.1

News

MGE Energy Reports Second-Quarter 2023 Earnings

Madison, Wis., Aug. 03, 2023—MGE Energy, Inc. (Nasdaq: MGEE), today reported financial results for the second quarter of 2023.

MGE Energy's GAAP (Generally Accepted Accounting Principles) earnings for the second quarter of 2023 were $28.7 million, or $0.79 per share, compared to $21.8 million, or $0.60 per share, for the same period in the prior year.

Our second-quarter results were primarily driven by an increase in investments included in rate base.

MGE continues to invest in new, cost-effective renewable generation, which is helping to fuel the company's asset growth. An increase in electric investments included in rate base contributed to increased electric earnings for the second quarter of 2023. The timing of 2023 depreciation expense and lower fuel costs also contributed to higher electric earnings in the second quarter of 2023. Depreciation costs are expected to increase after significant capital projects are completed, including the second phase of Badger Hollow and Paris solar projects.

Gas net income in the second quarter of 2023 remained relatively flat compared to the second quarter of 2022.

MGE Energy, Inc.

(In thousands, except per-share amounts)

(Unaudited)

Three Months Ended June 30,	2023	2022
Operating revenues	$147,998	$152,348
Operating income	$38,390	$25,458
Net income	$28,681	$21,761
Earnings per share - basic	$0.79	$0.60
Earnings per share - diluted	$0.79	$0.60
Weighted average shares outstanding - basic	36,163	36,163
Weighted average shares outstanding - diluted	36,186	36,174

Six Months Ended June 30,	2023	2022
Operating revenues	$365,251	$361,286
Operating income	$78,424	$67,321
Net income	$59,759	$56,181
Earnings per share - basic	$1.65	$1.55
Earnings per share - diluted	$1.65	$1.55
Weighted average shares outstanding - basic	36,163	36,163
Weighted average shares outstanding - diluted	36,183	36,173

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric, generates and distributes electricity to 161,000 customers in Dane County, Wis., and purchases and distributes natural gas to 173,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on MGE Energy's current expectations, estimates and assumptions regarding future events, which are inherently uncertain. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to revise or update publicly any such forward-looking statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to our business in general, please refer to the “Risk Factors” sections in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

Contact:	Steve B. Schultz Corporate Communications Manager 608-252-7219 | sbschultz@mge.com Ken Frassetto Investor Relations 608-252-4723 | kfrassetto@mge.com